Medicines Distributor of Beijing Contract

Jia Side: Shanghai Yutong Pharmaceuticals Co, LTD
Yi Side: Beijing Guo Xin Hua An Pharmaceutical Co. LTD

Based on the mutually beneficially principle, both sides equally and voluntarily signed an agreement that Jia side trust Yi side with above products distributing in Beijing, detailed as below:
1.	Product Name: Qi-Li-Sheng immunity Balance solution, Xiao-Qing Long Solution (National medicine code Z31020252). Sheng Mai Yin (Dangshen Prescription National medicine code Z31020128).
2.	Distributive Area: Jia side give authority to Yi sides as Beijing area distributor
3.	Price: Cost Price (this would be discussed later)
4.	Quantity: Yi side should ensure that total would be 1,000,000 RMB in Beijing Area during the commencing valid period
5.	Charges: YI side pay Jia side 30,000 RMB as Agency Fee and 3,000,000RMB as direction of market sale, techniques, consulting, and technique service fee
6.	Contract Duration: Jan 4, 2006 to Dec 31, 2006
7.	Jia Side Obligations:
1.	Issue this certificate of Beijing Area distributor to Yi side, protect Yi side’s distributive benefits via never signed another agent in Bejing as 2 specified.
2.	Offer the qualified product with complete packing necessary source and necessary test results.
3.	Assist Yi to open the market and improve the sale, signed special staff for market operating instructing, technique consulting and technique service all the year
4.	Assist Yi to do the transport, including additional products so that fulfill Yi’s need in the market
8.	Jia Side Rights:
1.	Have an right to dispose Yi’s violating market regulations
2.	Jia hold the rights for checking and verifying local price
9.	Yi side Obligations:
1.	Protecting the honor of the product commercially, solve the complaining, quality problem under Jia’s instructions and cooperating with other suspection departments.
2.	Not allowed to sell the product over the assigned area including the same product with different brand.
3.	Pay to Jia side goods payment, agency fee, material instruction fee, technique consulting fee, technique service fee
4.	Protecting the Jia side intellectual property. Not allowed changing the packing and brand for sale, not allowed copy producing by its own.
5.	Followed the instructive local retail price, not allowed selling low price for competing
6.	Yi should obey the local government regulations and show Jia the certificate of management which is legal, valid.

10.	Yi Side rights:

1.	Have the sole distributive right in the area which was pointed in Term 2.
2.	Jia should firstly consider that other goods to Yi as Yi’s area. Due to Jia’s quality problem, Yi have rights to change, return sales.

11.	Payment
1.
Jia allows Yi one month for capital turnover. Via from the contract signed on the first working day of the 2nd months when Yi should complete last months sales payment. The rest can be done in the same way.

2.	Before the end of the year, should complete all payment, including agency fees, technique consulting fee, technique service fee

12.	Responsibilities of violating
1.	If Jia breaks the terms of 7, Jia should pay 50% of values as penalty.
2.
If Yi can not ensure the sale quantities as indicated in term 4, still needs to pay 30,0000 RMB as agency fee, 3,200,000RMB as direction of market sales, technique consulting and technique service fee.

3.	If Yi breaks the term 4, Jia has right to cancel Yi’s agency qualification. Yi should pay 20,000RMB as compensation and bear the legal consequences and economic loss.

13.	If it was inalienable factor changed the market price, both sides would negotiate again and adopt necessary steps.

14.
There’s any arguement during the contract valid period both sides should friendly discuss, if still can not be settled down, the case can be transfer to local court judging where it is belong to contract signed place.

15.	There are double pieces of this contract, each side holding one. After this contract affecting either documents as attachments, all are equally authorized, legal and valid.

Jia Side: Shanghai Yutong Pharmaceuticals
Address: No 2020 Huqingping Road
Bank: Quingpu Branch, Pufa Bank
Account # 079645-4291851172
Signature

Yi Side: BeiJiag Guo Xin Hue AN Pharmaceutical Co. LTD.
Address: Room 218 No. 2 Haixing Building, No. 16 Bianmenxili, Xuanwu District
Bank: Yayuncun Huibin Branch, Agriculture Bank
Acount: 23060140004506

Dated: December 28, 2005

Singed Place: Quinpu, Shangahi